Exhibit 4.1

CORIUM INTERNATIONAL, INC.,

AS COMPANY,

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

First Supplemental Indenture

Dated as of November 27, 2018

to the

Indenture

Dated as of March 5, 2018

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 27, 2018, is by and between Corium International, Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of March 5, 2018 (the “Indenture”), to provide for the issuance of up to $120,000,000 aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2019 (the “Notes”);

WHEREAS, the Company, Gurnet Holding Company (“Parent”) and Gurnet Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of October 11, 2018 (the “Merger Agreement”), pursuant to which Merger Sub commenced an offer to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company, at a purchase price of $12.50 per Share in cash, net of applicable withholding taxes and without interest (the “Closing Amount”), plus one non-transferable contingent value right per Share (each, a “CVR”), which represents the contractual right to receive $0.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, following approval by the U.S. Food and Drug Administration of the New Drug Application for Corplex Donepezil, as described in and under the conditions set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) (the Closing Amount plus one CVR, collectively being the “Offer Price”) upon the terms and subject to the conditions set forth in the Merger Agreement, the offer to purchase, the related letter of transmittal and the notice of guaranteed delivery (the “Offer”).

WHEREAS, following the acceptance of the Shares tendered in the Offer by Merger Sub and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as a result of the Merger, Shares not tendered in the Offer (other than the Shares to be cancelled in accordance with Sections 2.05(b) and 2.05(c) of the Merger Agreement and Shares owned by any stockholder who is entitled to demand and has properly exercised and perfected a demand for appraisal of such Shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL and who, as of the effective time of the Merger, has neither effectively withdrawn nor lost such stockholder’s rights to such appraisal and payment under the DGCL with respect to such Shares) will be converted automatically into the right to receive the Offer Price and will also cease to be outstanding and will automatically be cancelled and cease to exist and each holder of such Shares will only have the right to receive the Offer Price (the “Merger Consideration”);

WHEREAS, Article 6 of the Indenture permits the Company to merge with and into another person so long as certain conditions have been met;

WHEREAS, Section 5.09(A) of the Indenture provides, among other things, that if there occurs any Common Stock Change Event, including a merger involving the Company in which the Common Stock represents solely the right to receive, other securities, cash or other property or any combination of the foregoing, then, from and after the effective time of such Common Stock Change Event, (i) the Conversion Consideration due upon conversion of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 5 (or any related definitions) of the Indenture were instead a reference to the same number of Reference Property Units and (ii) for purposes of Section 4.03 of the Indenture, each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units;

WHEREAS, Section 5.09 of the Indenture provides that at or before the effective time of the Common Stock Change Event, the Company will execute and deliver to the Trustee a supplemental indenture providing for (i) the subsequent conversion and settlement of the Notes as set forth in the Indenture, (ii) subsequent adjustments to the conversion rate in a manner consistent with the Indenture, and (iii) any other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 5.09(a) of the Indenture;

WHEREAS, pursuant to Section 5.09 of the Indenture, the Reference Property shall consist of the Merger Consideration;

WHEREAS, the Company may undertake a Business Combination Event subject to the provisions of Section 6.01 of the Indenture;

WHEREAS, Section 8.01(f) of the Indenture provides that, without the consent of any Holders of Notes, the Company and the Trustee may execute a supplemental indenture in accordance with Section 5.09, subject to the provisions of Section 8.06; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                             Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

For the purposes of this First Supplemental Indenture:

“Reference Property Unit” means:

(i) prior to the occurrence of the CVR Payment Event (as defined in the CVR Agreement) (a) $12.50 in cash and (b) one CVR;

(ii) following the occurrence of the CVR Payment Event, $13.00 in cash; and

(iii) on or after April 1, 2020 if the CVR Payment Event has not been attained, $12.50 in cash.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01                             Conversion Consideration. In accordance with Section 5.09(A) of the Indenture, as a result of the Merger, from and after the effective date of the Merger, the Indenture is hereby amended such that the Conversion Consideration due upon conversion of any Note, and the conditions to any such conversion, shall be determined in the same manner as if each reference to any number of Common Stock in Article 5 (or any related definitions) of the Indenture are a reference to the same number of Reference Property Units. The provisions of Section 5.01(C) of the Indenture, respecting when a Holder of Notes may convert such Notes, will continue to apply, mutatis mutandis, to the Holders’ right to convert each Note.

Section 2.02                             Redemption Right.  In accordance with Section 5.09(A) of the Indenture, as a result of the Merger, from and after the effective date of the Merger, Section 4.03 of the Indenture is hereby amended such that each reference to any number of shares of Common Stock in such Section (or in any related definitions) shall refer to the same number of Reference Property Units.

Section 2.03                             Certain Calculations.  In accordance with Section 5.09(A) of the Indenture, as a result of the Merger, from and after the effective date of the Merger, the Daily VWAP or Last Reported Sale Price of a Reference Property Unit will (i) prior to the earlier of the CVR Payment Event or April 1, 2020, be the fair value of the CVR portion of a Reference Property Unit as determined in good faith by the Company plus the face amount of the cash portion of such Reference Property Unit and (ii) following the earlier of the CVR Payment Event or April 1, 2020, be the face amount of the cash constituting such Reference Property Unit.

Section 2.04                             Adjustment to Conversion Rate. For avoidance of doubt, immediately following the Merger, the Conversion Rate shall remain subject to adjustments as set forth in Section 5.07(A) of the Indenture in a manner consistent with Section 5.08 of the Indenture.

Section 2.05                             Notice of CVR Payment Event. The Company shall deliver written notice to the Holders (with a copy to the Trustee and the Conversion Agent) upon the occurrence of a CVR Payment Event.

ARTICLE 3

MISCELLANEOUS

Section 3.01                             Severability.

In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.02                             Modification, Amendment and Waiver.

The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 8 of the Indenture.

Section 3.03                             Ratification of Indenture; First Supplemental Indenture Part of the Indenture.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the Indenture shall prevail.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The First Supplemental Indenture shall become effective simultaneously with the effective time of the Merger.

Section 3.04                             Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, including, without limitation, the duties imposed by Trust Indenture Act Section 318(c), the required provision of the Trust Indenture Act shall control.

Section 3.05                             Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.06                       Trustee Makes No Representation.

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.  The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

Section 3.07                             Multiple Counterparts.

The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

Section 3.08                             Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09                             Successors.

All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

Section 3.10                             No Defaults.

Immediately after giving effect to the Business Combination Event contemplated under this First Supplemental Indenture, the Company represents and warrants that no Default or Event of Default shall have occurred or be continuing.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

CORIUM INTERNATIONAL, INC.

By:	/s/ Peter D. Staple
Name: Peter D. Staple
Title: Chief Executive Officer

Signature Page to First Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Paula Oswald
Name: Paula Oswald
Title: Vice President

Signature Page to First Supplemental Indenture